Exhibit 10.6

April 16, 2021

Jonathan M. Pratt

2544 Royal Palm Way

Weston, FL 33327-1505

Dear Jon:

We are pleased to formally offer you the position, initially of Senior Vice President, Waters Division of Waters Corporation (“Waters” or the “Company”), effective May 1, 2021. In this position you will report to Udit Batra, President and Chief Executive Officer. You understand that your title may change in the future. The principal terms associated with this change in role are as follows:

Base Salary

In connection with your change in role, effective May 1, 2021, your base salary will be increased to $21,846.15 USD per bi-weekly pay period, which annualized, for your reference only, is $568,000.00 USD (“Base Salary”), less taxes and other deductions. Your performance, and any potential Base Salary increase (if applicable), will continue be reviewed on an annual basis, typically during the month of March. You will not be entitled to overtime pay and your Base Salary is intended to cover all hours worked, including hours worked in excess of 40 in a work week.

Annual Bonus

You will continue to participate in the Waters Annual Incentive Program (“AIP”) and your target annual incentive compensation opportunity under the AIP will continue to be 75% of your base salary. For the 2021 fiscal year, any annual incentive compensation paid to you under the AIP will be determined on a blended basis based on your current rate of your base salary (prior to increase as provided for herein) and the rate of your Base Salary set forth above, based on the number of months (whether full or partial) you received each such rate.

One-Time Supplemental Equity Award

In connection with your change in role, subject to the terms of approval as set forth by the Compensation Committee of the Board of Directors of Waters (the “Compensation Committee”), you will be granted a one-time supplemental equity award with a total value of approximately $300,000.00 (the “Supplemental Equity Award”). The Supplemental Equity Award will be in the form of non-qualified stock options (totaling 50% of the total grant value) and restricted stock units (totaling 50% of the total grant value), in each case, as determined by the Compensation Committee. These non-qualified stock options and restricted stock units will vest 20% per year on each of the first five anniversaries of the date of grant, subject to your continued employment through each applicable vesting date. The

34 Maple Street Milford, MA 01757-3696 U.S.A. [T] 508.478.2000 [T] 1.800.252.4752 [F] 508.872.1990 [W] www.waters.com

Supplemental Equity Award will be granted under the Company’s 2020 Equity Incentive Plan and will be evidenced by, and subject to the terms and conditions described in, individual award agreements to be entered into between you and Waters.

Benefits and Vacation Time

You will continue to be eligible to participate in the Company’s applicable benefit plans and accrue vacation time in accordance with the Company’s practices and applicable law and in accordance with the terms of the applicable benefit plans and/or Company policies.

Restrictive Covenants

By signing below, you acknowledge and agree to be bound by the restrictive covenants set forth in Exhibit A to this agreement, which shall become effective on May 3, 2021, unless you revoke this agreement prior to such date. You acknowledge and agree that the increase in Base Salary and the Supplemental Equity Award are contingent upon your execution and non-revocation of this agreement, your agreeing to be bound by such restrictive covenants and such restrictive covenants becoming effective on May 3, 2021. In the event that you do not sign this agreement, or revoke this agreement prior to the restrictive covenants becoming effective, the increase in Base Salary described in this agreement will not take effect, the Supplemental Equity Award will not be made, and you will forfeit any entitlement to the Supplemental Equity Award.

At-Will Employment

While we hope that our relationship will continue to be mutually satisfying, your employment with Waters continues to be on an at-will basis. Accordingly, to the extent permitted by applicable laws, the Company recognizes the right to terminate or discontinue your employment for any reason with or without notice. Likewise, the Company recognizes your reciprocal right to terminate or discontinue your employment with the Company for any reason, with or without notice.

If you are in agreement with the terms and conditions set forth above and in Exhibit A, please accept this agreement by signing, dating and returning it by April 19, 2021. By signing below, you acknowledge that (1) the Company provided you with the restrictive covenants set forth in Exhibit A at least ten (10) business days before the effective date of such covenants, (2) you have been and are hereby advised of your right to consult an attorney before signing this agreement, and (3) you have carefully read this agreement, including Exhibit A, and understand and agree to all of the provisions in this agreement.

Regards,

/s/ Udit Batra
Udit Batra
President and Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Jonathan M. Pratt
Jonathan M. Pratt

Date:	18 April 2021

Exhibit A

Restrictive Covenants

(a) Confidential Information. During the course of your employment with the Company, you have learned and will continue to learn of Confidential Information, as defined below, and you may have developed or may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required for the good faith performance of your duties and responsibilities for the Company), any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Exhibit A. You understand and acknowledge that you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets or Confidential Information by unauthorized means. Notwithstanding the foregoing, nothing in this Exhibit A limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property (as defined below) to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d) Non-Disparagement. Subject to the last sentence of Section (a) above, you agree that you will never disparage or criticize any of the Company, its Affiliates, their business, their management or members of the Board or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.

(e) Restricted Activities. You acknowledge that by virtue of your employment with the Company or any of its Affiliates, you have provided or will provide services or have had or will have a material presence or influence in every country, city, county and other locale in which the Company or any of its Affiliates provides services or has a material presence or influence during the last two (2) years of your employment with the Company or any of its Affiliates (the “Restricted Area”). You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates and are supported by mutually agreed upon fair, reasonable, valid and sufficient consideration (including, without limitation, the increase in Base Salary and Supplemental Equity Award described in the agreement to which this Exhibit A is attached):

(i) While you are employed by the Company and for (a) one (1) year after your termination of employment for any reason, except as provided in clause (b), or (b) two (2) years following your termination of your employment if, at any time, you have breached any fiduciary duty to the Company or its Affiliates or have engaged in an “Unlawful Taking of Company Property” (as defined below), (either such period, as applies, the “Non-Compete Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business that is competitive with the business of the Company or any of its Affiliates in the Restricted Area in a Restricted Position. Specifically, but without limiting the foregoing, you agree not to work or provide services, in a Restricted Position, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning (provided such planning has been approved by the Board of Directors of the Company) during your employment with the Company anywhere in the Restricted Area; provided, however, this Section (e)(i) will not apply after your employment is terminated without “Cause for Purposes of Section (e)(i)”. Notwithstanding the foregoing, neither (x) nor (y), as provided below, shall be considered a violation of this Section (e)(i): (x) the ownership of not more than two percent (2%) of the outstanding securities of any class of any entity that is listed on a national securities exchange or quoted or traded in the over-the-counter market, or (y) the provision of services (as an employee, independent contractor or otherwise) to an entity where no more than a de minimis amount of revenue is derived from a business that is competitive with the business of the Company or any of its Affiliates, provided you are not responsible for (and do not participate in) the day-to-day management or supervision of such business and provided you do not have direct (which shall not mean indirect) supervision over the individual or individuals who are so responsible for such day-to-day management or supervision.

(ii) While you are employed by the Company and during the twenty-four (24)-month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, except, while employed by the Company, in the good faith performance of your duties to the Company, (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such one (1)-year period, other than by form letter, blanket mailing or published advertisement.

(iii) During the Restricted Period, you shall not, and shall not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment; or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them; provided, however, the foregoing shall not be violated by general advertising or general solicitation for employment not specifically directed at the Company’s employees. For the purposes of this Exhibit A, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding one (1) year.

(iv) In signing the agreement to which this Exhibit A is attached, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Exhibit A, including the restraints imposed on you hereunder. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Exhibit A, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in this Section (e), you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in Section (e)(ii) or (iii). You and the Company further agree that, in the event that any provision of this Exhibit A is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You also agree that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Exhibit A. Finally, no claimed breach of the agreement to which this Exhibit A is attached or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Exhibit A.

(f) Definitions. For purposes of this Exhibit A, the following terms will have the meanings set forth below:

(i) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(ii) “Board” means the Board of Directors of the Company.

(iii) “Cause for Purposes of Section (e)(i)” means (solely with respect to this Exhibit A and notwithstanding any other agreement between the Company or any of its Affiliates and me containing this defined term) the occurrence of any of the following, as determined by the Company in its reasonable discretion: (i) your failure to perform your duties and responsibilities to the Company or any of its Affiliates, or the performance of your duties and responsibilities to the Company or any of its Affiliates in a manner deemed by the Company to be in any way unsatisfactory; (ii) your breach of this Exhibit A or any other agreement between you and the Company or any of its Affiliates; (iii) your commission of, or plea of nolo contendere to, a felony or other crime; (iv) any misconduct by you or other conduct by you that is or could reasonably be expected to be harmful to the business interests or reputation of the Company or any of its Affiliates; (v) your violation or disregard for any rule or procedure or policy of the Company or any of its Affiliates; (vi) any other reasonable basis for Company dissatisfaction with you, including for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior; or (vii) any other grounds for discharge that are reasonably related, in the Company’s honest judgment, to the needs of the business of the Company or any of its Affiliates.

(iv) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public.

(v) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate to the business of the Company or to any prospective activity of the Company or any of its Affiliates, that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property shall not include any Invention that you develop entirely on your own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such Invention (a) relates to the business of the Company or any of its Affiliates for whom you are performing services or to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates for whom you are performing services or (b) results from any work performed by you for the Company or any of its Affiliates.

(vi) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

(vii) “Restricted Position” means a position involving any of the services provided by you to the Company or any of its Affiliates during the last two (2) years of your employment with the Company or any of its Affiliates.

(viii) “Unlawful Taking of Company Property” means your failure to (A) return to the Company or its Affiliate (as applicable), within five (5) days following your termination of employment for any reason, all Documents and physical property of the Company or any of its Affiliates, including but not limited to, any credit cards; work laptops, iPads, mobile phones, data storage devices of any kind or other computer or electronic equipment; employee identification materials; keys; documents, files, papers, memoranda, letters or other communications or work product; or work-related passwords or passcodes, in each case, which you have in your possession, custody or control that were written, created, authorized, signed, received or transmitted during your employment; and (B) at the direction of the Company, within ten (10) days following your termination of employment, either provide copies to the Company and then permanently delete the originals of, or permanently delete the originals of, all electronic property of the Company or any of its Affiliates, including, but not limited to, work files and emails, including, but not limited to, on any personal email account, personal computer, Dropbox account, zip drive, thumb drive, external hard drive, or cloud storage system.